EXHIBIT 97
BARNES GROUP INC.
COMPENSATION RECOVERY POLICY

1.Purpose. The purpose of this Barnes Group Inc. (the “Company”) Compensation Recovery Policy (this “Policy”) is to describe the circumstances under which the Company is required to or shall have the right to recover certain compensation paid to certain employees and, with respect to Section 4(b), certain independent contractors (each, an “Executive”).

2.Effective Date and Application. This Policy is effective October 1, 2023 (the “Effective Date”). Any references in compensation plans, agreements, equity awards or other policies to the Company’s “recoupment”, “clawback”, “compensation reimbursement” or similarly-named policy shall be deemed to refer to this Policy. This Policy supersedes the terms of any Incentive Compensation Reimbursement Agreement in effect between the Company and any individual with respect to compensation Received after the Effective Date. The terms of such agreement shall continue to apply to compensation Received prior to the Effective Date.

3.Mandatory Recovery of Compensation.

(a)Mandatory Recovery. In the event the Company is required to prepare an Accounting Restatement, the Company shall recover reasonably promptly the amount of Erroneously Awarded Compensation.

(b)Exceptions. Notwithstanding anything to the contrary in this Policy, recovery of Erroneously Awarded Compensation will not be required to the extent the Committee (or a majority of the independent directors on the Board in the absence of such a committee) has made a determination that such recovery would be impracticable and one of the following conditions have been satisfied:

(i)The direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered; provided that, before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation that was Incentive-Based Compensation based on the expense of enforcement, the Company must make a reasonable attempt to recover such Erroneously Awarded Compensation, document such reasonable attempt(s) to recover, and provide that documentation to the national securities exchange or association on which its securities are listed in accordance with the applicable rules and policies of such national securities exchange or association.

(ii)Recovery would violate home country law where, with respect to Incentive-Based Compensation, that law was adopted prior to November 28, 2022; provided that, before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation that was

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Incentive-Based Compensation based on violation of home country law, the Company must obtain an opinion of home country counsel, acceptable to the national securities exchange or association on which its securities are listed, that recovery would result in such a violation, and must provide such opinion to the exchange or association in accordance with the applicable rules and policies of such national securities exchange or association.

(iii)Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

(c)Definitions. For purposes of this Section 3, the following terms, when capitalized, shall have the meanings set forth below:

(i)“Accounting Restatement” shall mean any accounting restatement required due to material noncompliance of the Company with any financial reporting requirement under the United States federal securities laws, including to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

(ii)“Board” shall mean the Company’s Board of Directors.

(iii)“Committee” shall mean the Compensation and Management Development Committee of the Board.

(iv)“Covered Officer” shall mean the Company’s president; principal financial officer; principal accounting officer (or if there is no such accounting officer, the controller); any vice-president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance); any other officer who performs a significant policy-making function; any other person who performs similar significant policy-making functions for the Company. As of the Effective Date, “Covered Officer” is defined in the same manner as an officer under Section 16 of the Securities Exchange Act of 1934. Accordingly, from and after the Effective Date, each individual that the Committee identifies as a Section 16 officer shall automatically be considered a Covered Officer.

(v)“Erroneously Awarded Compensation” shall mean the excess of (A) the amount of Incentive-Based Compensation Received during the Recovery Period by a person (1) after beginning service as a Covered Officer, (2) who served as a Covered Officer at any time during the performance

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period for that Incentive-Based Compensation, and (3) while the Company has a class of securities listed on a national securities exchange or a national securities association; over (B) the Recalculated Compensation. For the avoidance of doubt, a person who served as a Covered Officer during the periods set forth in clauses (1) and (2) of the preceding sentence shall continue to be subject to this Policy even after such person’s service as a Covered Officer has ended.

(vi)“Incentive-Based Compensation” shall mean any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure. A financial reporting measure is a measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures, regardless of whether such measure is presented within the financial statements or included in a filing with the Securities and Exchange Commission. Solely for the purposes of this definition and this Policy, each of stock price and total shareholder return is considered a financial reporting measure. For the avoidance of doubt, Incentive-Based Compensation subject to this Policy does not include stock options, restricted stock, restricted stock units or similar equity-based awards for which the grant is not contingent upon achieving any financial reporting measure performance goal and vesting is contingent solely upon completion of a specified employment period and/or attaining one or more non-financial reporting measures.

(vii)“Recalculated Compensation” shall mean the amount of Incentive-Based Compensation that otherwise would have been Received had it been determined based on the restated amounts in the Accounting Restatement, computed without regard to any taxes paid. For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of the Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement, the amount of the Recalculated Compensation must be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return, as the case may be, during the applicable performance period on the compensation Received. The Company will maintain documentation of the determination of that reasonable estimate and provide such documentation to the national securities exchange or association on which its securities are listed in accordance with the applicable rules and policies of such national securities exchange or association.

(viii)Incentive-Based Compensation is deemed “Received” in the Company’s fiscal period during which the financial reporting measure specified in the award of such Incentive-Based Compensation is attained, even if the

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calculation, payment or grant of the Incentive-Based Compensation occurs after the end of that period.

(ix)“Recovery Period” shall mean the three completed fiscal years of the Company immediately preceding the date the Company is required to prepare an Accounting Restatement; provided that the Recovery Period shall not begin before the Effective Date. For purposes of determining the Recovery Period, the Company is considered to be “required to prepare an Accounting Restatement” on the earlier to occur of: (A) the date the Board, a committee thereof, or the Company’s authorized officers conclude, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement, or (B) the date a court, regulator, or other legally authorized body directs the Company to prepare an Accounting Restatement. If the Company changes its fiscal year, then the transition period within or immediately following such three completed fiscal years also shall be included in the Recovery Period, provided that if the transition period between the last day of the Company’s prior fiscal year end and the first day of its new fiscal year comprises a period of nine to 12 months, then such transition period shall instead be deemed one of the three completed fiscal years and shall not extend the length of the Recovery Period.

4.Discretionary Recovery of Compensation.

(a)Discretionary Recovery – Accounting Restatement. The Company has the right, but not the obligation, in its sole discretion, to apply the provisions of Section 3, in whole or part, to any officer or management-level employee of the Company or any of its subsidiaries who does not meet the definition of Covered Officer as if such individual had been a Covered Officer for all purposes of Section

(b)Discretionary Recovery- Criminal Resolutions. In the event the Criminal Division of the United States Department of Justice (the “DOJ”) determines it is warranted to enter into criminal resolutions with the Company, the Company has the right, but not the obligation, to recover from a Culpable Individual the Recoupment Amount. For purposes of this subsection (b), the term:

(i)“Culpable Individual” shall mean any (A) employee of the Company, its parent(s) or subsidiaries who is identified by the DOJ as having engaged in wrongdoing in connection with conduct under investigation by the DOJ, or (B) any other person, including an independent contractor, who both (1) had supervisory authority over the employee(s) or business area engaged in the misconduct and (2) knew of, or were willfully blind to, the misconduct, as determined by the DOJ.

(ii)“Recoupment Amount” shall mean the gross amount of all compensation, in any form (including but not limited to shares of common stock of the

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Company or deferred compensation, whether or not such deferral was made at the election of such individual), excluding base salary or base fees paid to a Culpable Individual during the period of misconduct that is the subject of investigation by the DOJ, as determined in the sole discretion of the Committee, as defined in Section 3(c), taking into consideration such factors as the Committee determines are relevant, not to exceed the amount of the applicable fine imposed on the Company by the DOJ with respect to such misconduct.

5.Manner of Recovery. In addition to any other actions permitted by law or contract, the Company may take any or all of the following actions to recover any Erroneously Awarded Compensation or Recoupment Amount from any individual subject hereto: (a) require the individual to repay such amount; (b) offset such amount from any other compensation owed by the Company or any of its affiliates to such individual, regardless of whether the contract or other documentation governing such other compensation specifically permits or specifically prohibits such offsets; (c) subject to Section 3(b)(iii), to the extent such compensation was deferred into a plan of deferred compensation, whether or not qualified, forfeit such amount (as well as the earnings on such amounts), regardless of whether the plan specifically permits or specifically prohibits such forfeiture; and (d) reduce or eliminate future salary increases, cash incentive awards or equity awards that would otherwise be provided to such individual. If the Erroneously Awarded Compensation, the Recoupment Amount or other amount subject to recovery under this Policy consists of shares of the Company’s common stock, then the Company may satisfy its recovery obligations by requiring the individual to transfer such shares to the Company.

6.Non-Waiver of Rights. If the Company fails to enforce at any time the provisions of this Policy, such failure shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Policy or any part hereof.

7.Arbitration; Relief. EXCEPT AS PROHIBITED BY LAW, ANY CLAIM, DEMAND, DISPUTE, ACTION OR CAUSE OF ACTION ARISING UNDER OR RELATING TO THIS POLICY, WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE, SHALL BE DECIDED BY A SINGLE ARBITRATOR PURSUANT TO AN ARBITRATION UNDER THE NATIONAL RULES FOR THE RESOLUTION OF EMPLOYMENT DISPUTES OF THE AMERICAN ARBITRATION ASSOCIATION (“AAA RULES”) AS MODIFIED HEREBY, AND THIS POLICY MAY BE FILED WITH THE AMERICAN ARBITRATION ASSOCIATION (THE “AAA”) AS WRITTEN EVIDENCE OF THIS MANDATORY ARBITRATION REQUIREMENT. Any arbitration pursuant to this Policy shall take place in Hartford, Connecticut (or in such other location as the parties shall mutually agree in writing) before a single arbitrator having no less than ten years’ experience in employment matters appointed in accordance with the AAA Rules or a single retired judge. Notice of any demand for arbitration shall be provided in writing pursuant to Section 8 hereof and to the AAA (the “Arbitration Notice”). For the purposes of this Policy, an arbitration shall be deemed to have been commenced at such time as the Arbitration Notice has been delivered to all the

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other parties pursuant to the provisions of Section 8. Discovery shall be allowed in conjunction with such arbitration (with the scope of discovery to be co-extensive with discovery rights applicable to an equivalent civil action in state court). Any award rendered by the arbitrators (or, if applicable, retired judge) shall be final and binding and may be enforced in the courts of the state in which the arbitration takes place. Each party to arbitration shall pay half of the fees and expenses of the arbitrator.

8.Notices. All notices required or permitted under this Policy directed to the Company shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed as shown below:
Barnes Group Inc.
123 Main Street
Bristol, Connecticut
ATTN: Senior Vice President, General Counsel and Secretary

All notices required or permitted under this Policy directed to an Executive shall be in accordance with the Company’s usual and customary practices for contacting such Executive, unless otherwise mutually agreed to in writing by the Company and the Executive prior to the Executive attempting to notify the Company in accordance with this Section 8.

9.Severability. If any provision of this Policy, or any application thereof to any circumstances, is invalid, in whole or in part, such provision or application shall to that extent be severable and shall not affect other provisions or applications of this Policy.

10.Miscellaneous.

(a)This Policy shall be administered and interpreted, and may be amended from time to time, by the Board, the Committee or any committee to which the Board may delegate its authority in its sole discretion in compliance with the applicable listing standards of the national securities exchange or association on which the Company’s securities are listed, and the determinations of the Board, the Committee or such other committee shall be binding on all individuals subject to this Policy and their respective heirs, executors, personal representatives, estates, successors (including, without limitation, by way of merger) and permitted assigns.

(b)The Company shall not indemnify any individual against the loss of any Erroneously Awarded Compensation or Recoupment Amount.

(c)The Company shall file all disclosures with respect to this Policy in accordance with the requirements of the Federal securities laws, including disclosure required by the Securities and Exchange Commission filings.

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(d)Any rights of recovery under this Policy shall be in addition to, and not in lieu of, any other rights of recovery that may be available to the Company.

(e)To the extent applicable, this Policy shall be governed by and construed in accordance with the internal laws of the State of Connecticut, without reference to the principles of conflict of laws.

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